Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS SECOND QUARTER

2015 FINANCIAL RESULTS

- Second Quarter Revenue Increased 29.2% -

- Second Quarter Sales Volume Increased 31.8% to $9.4 billion -

CALABASAS, Calif., August 6, 2015 –(BUSINESS WIRE)– Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported financial results for the second quarter ended June 30, 2015. Highlights include:

Second Quarter 2015 Results Compared to Second Quarter 2014

•	Revenue increased 29.2% to $173.5 million, with real estate brokerage commissions up 30.0%.

•	Sales volume grew 31.8% to $9.4 billion.

•	Number of transactions increased by 13.6%.

•	Net income increased to $17.6 million ($0.45 per common share – Basic and Diluted) compared to $12.8 million ($0.33 per common share – Basic and Diluted) in the second quarter of the prior year.

•	Adjusted EBITDA was $33.0 million, compared to $24.0 million in the second quarter of the prior year.

Six Months 2015 Results Compared to Six Months 2014

•	Revenue increased 28.6% to $320.0 million compared to the first half of the prior year, with real estate brokerage commissions up 29.1%.

•	Sales volume grew 30.7% to $17.5 billion compared to the first half of the prior year.

•	Net income increased to $31.2 million ($0.80 per common share – Basic and Diluted) compared to $19.6 million ($0.50 per common share – Basic and Diluted) in the first half of the prior year.

“We are pleased with our second quarter results, which reflects continuation of healthy expansion in all of our business groups, driven by our growth plan and management initiatives implemented over the past few years. While we achieved significant growth rates in our specialty property types such as self-storage and senior housing, major transactions and mortgage brokerage business, our core, private client business also continued to expand at a solid pace, further increasing our industry dominance in this sector. We also continued to benefit from favorable market conditions despite a slow-down in the pace of year-over-year sales growth, in-line with the market normalization we had anticipated going into 2015,” stated John Kerin, president and CEO. “The number of our sales transactions grew 11.5% over the prior year in the second quarter while our average transaction size expanded 18.4%, as a result of increases in real estate values, maturing of our sales professionals and increased hiring of experienced brokers,” he added.

Second Quarter 2015 Results Compared to Second Quarter 2014

Total revenues for the second quarter of 2015 were $173.5 million, compared to $134.3 million for the same period in the prior year, an increase of $39.2 million, or 29.2%. The increase in total revenues is primarily a result of increases in revenues from real estate brokerage commissions which increased to $160.2 million for the three months ended June 30, 2015 from $123.3 million for the same period in the prior year, an increase of $36.9 million or 30.0%. This was driven by a combination of the increase in the number of investment sales transactions and the average transaction size. The rise in average transaction size is a reflection of the maturing of our agents, focus on hiring experienced sales professionals and the rise in real estate values. Growth in financing fees, partially offset by a decrease in other revenues, contributed the remaining increase in total revenues.

Total operating expenses for the second quarter of 2015 were $144.0 million, compared to $112.5 million for the same period in the prior year, an increase of $31.4 million, or 27.9%. The increase was primarily driven by a $26.0 million or 32.6% increase in cost of services, which are variable commissions paid to the Company’s investment sales professionals and compensation-related costs in connection with our financing activities. Cost of services as a percent of total revenues increased to 60.8% compared to 59.3% for the same period in the prior year primarily due to an increase in the proportion of transactions closed by our more senior investment sales professionals who are compensated at higher commission rates.

Selling, general and administrative expense increased by $5.5 million, or 17.0% during the second quarter of 2015 as compared to the same period in the prior year. The increase was primarily due to (i) management performance related compensation driven by our operating results; (ii) stock-based compensation expense resulting from an increase in the Company’s stock price, which impacted stock-based compensation expense of RSU grants to the Company’s independent contractors, which are required to be measured at fair value, incremental stock-based awards granted since the second quarter of 2014 and immediate vesting of certain RSU awards under provisions of the RSU agreement; (iii) sales and promotional expenses driven by marketing expenses to support increased sales activity; and (iv) salaries and related benefits related to higher headcount to support our growth. The increases were partially offset by a decrease in legal costs and related accruals.

Net income for the second quarter of 2015 was $17.6 million or $0.45 per common share (Basic and Diluted) compared to net income of $12.8 million or $0.33 per common share (Basic and Diluted) for the same period in the prior year. Adjusted EBITDA for the second quarter of 2015 was $33.0 million compared to adjusted EBITDA of $24.0 million for the same period in the prior year.

Six Months 2015 Results Compared to Six Months 2014

Total revenues for the six months ended June 30, 2015 were $320.0 million, compared to $248.9 million for the same period in the prior year, an increase of $71.2 million, or 28.6%. Operating expenses for the six months ended June 30, 2015 were $266.7 million compared to $215.1 million for the same period in the prior year, representing an increase of $51.7 million, or 24.0%. Cost of services as a percent of total revenues increased to 59.9% compared to 59.5% for the same period in the prior year. The Company reported net income for the six months ended June 30, 2015 of $31.2 million compared with net income of $19.6 million for the same period in the prior year. Adjusted EBITDA for the six months ended June 30, 2015 was $59.3 million, which represents an increase of $21.8 million, or 58.1%, as compared to $37.5 million in the prior year.

Business Outlook

Commenting on the Company’s business outlook, Mr. Kerin said “As we continue to execute on our growth plan, we expect real estate fundamentals and the overall operating environment to remain healthy in the foreseeable future. Despite the potential increase in interest rates, commercial real estate yields and growth prospects continue to attract investors to commercial real estate. We believe we’re well-positioned in the market place with plenty of growth opportunity in all of our business groups.”

Conference Call Details

Marcus & Millichap will host a conference call today to discuss its results at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. To participate in the conference call, callers from the United States and Canada should dial (877) 407-4018 ten minutes prior to the scheduled call time. International callers should dial +1 (201) 689-8471. For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 5:00 p.m. Pacific Time/8:00 p.m. Eastern Time on Thursday, August 6, 2015 through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on Thursday, August 20, 2015 by dialing (877) 870-5176 in the United States and Canada or +1 (858) 384-5517 internationally and entering passcode 13614376.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research, and advisory services. As of June 30, 2015, the Company has nearly 1,500 investment sales and financing professionals in 79 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 7,667 transactions in 2014, with a sales volume of approximately $33.1 billion. For additional information, please visit www.MarcusMillichap.com.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET

AND COMPREHENSIVE INCOME

(dollar and share amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Real estate brokerage commissions	$160,221	$123,278	$294,414	$228,026
Financing fees	11,150	8,384	19,181	14,484
Other revenues	2,111	2,603	6,428	6,345

Total revenues	173,482	134,265	320,023	248,855
Operating expenses:
Cost of services	105,557	79,601	191,715	147,997
Selling, general, and administrative expense	37,589	32,127	73,418	65,484
Depreciation and amortization expense	807	811	1,587	1,586

Total operating expenses	143,953	112,539	266,720	215,067

Operating income	29,529	21,726	53,303	33,788
Other income (expense), net	362	330	487	269
Interest expense	(386)	(401)	(969)	(805)

Income before provision for income taxes	29,505	21,655	52,821	33,252
Provision for income taxes	11,949	8,859	21,596	13,674

Net income	17,556	12,796	31,225	19,578
Other comprehensive (loss) income:
Unrealized (loss) on marketable securities, net of tax of $332, $0, $206 and $0 for the three months ended June 30, 2015 and 2014 and the six months ended June 30, 2015 and 2014, respectively	(493)	—	(305)	—
Foreign currency translation (loss) gain, net of tax of $31, $28, $86 and $2 for the three months ended June 30, 2015 and 2014 and the six months ended June 30, 2015 and 2014, respectively	(46)	(39)	127	3

Total other comprehensive (loss) income	(539)	(39)	(178)	3

Comprehensive income	$17,017	$12,757	$31,047	$19,581

Earnings per share:
Basic	$0.45	$0.33	$0.80	$0.50
Diluted	$0.45	$0.33	$0.80	$0.50
Weighted average common shares outstanding:
Basic	38,870	38,847	38,858	38,847
Diluted	39,057	38,926	39,006	38,917

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $9.4 billion for the three months ended June 30, 2015, encompassing 2,166 transactions consisting of $7.4 billion for real estate brokerage (1,552 transactions), $1.2 billion for financing (415 transactions) and $0.8 billion in other transactions, including consulting and advisory services (199 transactions). Total sales volume was $17.5 billion for the six months ended June 30, 2015, encompassing 4,043 transactions consisting of $13.5 billion for real estate brokerage (2,926 transactions), $2.1 billion for financing (726 transactions) and $1.9 billion in other transactions, including consulting and advisory services (391 transactions). As of June 30, 2015, the Company had 1,407 investment sales professionals and 83 financing professionals. Key metrics for Real Estate Brokerage and Financing are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Real Estate Brokerage	2015	2014	2015	2014
Average Number of Sales Professionals	1,410	1,265	1,417	1,251
Average Number of Transactions per Sales Professional	1.1	1.1	2.1	2.1
Average Commission per Transaction	$103,235	$88,562	$100,620	$88,622
Average Transaction Size	$4,731,545	$3,997,137	$4,606,138	$3,882,042
Total Number of Transactions	1,552	1,392	2,926	2,573
Total Sales Volume (in millions)	$7,343	$5,564	$13,477	$9,988

	Three Months Ended June 30,		Six Months Ended June 30,
Financing	2015	2014	2015	2014
Average Number of Financing Professionals	84	78	83	77
Average Number of Transactions per Financing Professional	4.9	4.5	8.7	8.3
Average Fee per Transaction	$26,867	$24,024	$26,420	$22,738
Average Transaction Size	$3,008,581	$2,571,936	$2,930,486	$2,385,968
Total Number of Transactions	415	349	726	637
Total Dollar Volume (in millions)	$1,249	$898	$2,128	$1,520

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands, except per share amounts)

	June 30, 2015 (Unaudited)	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$84,198	$149,159
Commissions receivable	5,131	3,412
Employee notes receivable	164	216
Prepaid expenses	6,506	7,536
Income tax receivable	—	1,711
Marketable securities, available for sale	51,070	—
Deferred tax assets, net	11,841	13,600
Other assets, net	3,092	2,839

Total current assets	162,002	178,473
Prepaid rent	5,336	3,645
Property and equipment, net	8,593	7,693
Employee notes receivable	141	162
Marketable securities, available for sale	51,794	14,752
Assets held in rabbi trust	5,627	4,332
Deferred tax assets, net	21,941	21,265
Other assets	5,198	3,282

Total assets	$260,632	$233,604

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$9,696	$9,488
Accounts payable and accrued expenses – related party, net	88	97
Notes payable to former stockholders	939	894
Commissions payable	21,812	28,932
Income tax payable	9,697	—
Accrued bonuses and other employee related expenses	16,112	27,793

Total current liabilities	58,344	67,204
Deferred compensation and commissions	36,401	36,581
Notes payable to former stockholders	9,671	10,610
Other liabilities	3,483	2,400

Total liabilities	107,899	116,795
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at June 30, 2015 and December 31, 2014	—	—
Common Stock $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 37,107,516 and 36,918,442 at June 30, 2015 and December 31, 2014, respectively	4	4
Additional paid-in capital	79,935	75,058
Stock notes receivable from employees	(4)	(4)
Retained earnings	72,817	41,592
Accumulated other comprehensive (loss) income	(19)	159

Total stockholders’ equity	152,733	116,809

Total liabilities and stockholders’ equity	$260,632	$233,604

MARCUS & MILLICHAP, INC

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

Adjusted EBITDA, which the Company defines as net income before interest income/expense, taxes, net realized gains on marketable securities, available for sale, depreciation and amortization and stock-based compensation is a non-GAAP financial measure. The Company uses Adjusted EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes and non-cash stock-based compensation charges. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended June,		Six Months Ended June 30,
	2015	2014	2015	2014
Net Income	$17,556	$12,796	$31,225	$19,578
Adjustments:
Interest income and other (1)	(339)	(1)	(674)	(4)
Interest expense	386	401	969	805
Provision for income taxes	11,949	8,859	21,596	13,674
Depreciation and amortization	807	811	1,587	1,586
Stock-based compensation	2,675	1,141	4,582	1,858

Adjusted EBITDA	$33,034	$24,007	$59,285	$37,497

(1)	Other for the three and six months ended June 30, 2015 consists of $56,000 and $130,000 of net realized gains on marketable securities, available for sale, respectively.